ANNUAL MESSAGE FROM THE CHAIRMAN

Bellevue, WA - November 19, 2008 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, today released a letter from Chairman and Chief Executive Officer Steven White to stockholders reporting on 2008 achievements and looking ahead to the Company’s future.

REVIEW OF 2008 AND A LOOK FORWARD

November 19, 2008

DEAR VALUED STOCKHOLDERS:

I am pleased to report that ITEX executed well in fiscal 2008 from an operational standpoint and was able to grow its business. This past year has seen historic events in the global economy with record losses and precarious times for many companies; we avoided similar difficulties with prudent use of capital and a well-thought-out strategy. This is not to say that all our strategies will be successful; rather that we understand risk versus reward and consciously execute a thoughtful plan. In this letter I will review our operational strategy, explain our challenges, summarize our fiscal 2008 achievements and take a look forward.

Operating Strategy

There are several philosophies that guide me in my professional life. One is to “focus on strengths.” At ITEX, we focus on our strengths, and this focus drives our decision making and helps shape the culture, tone and strategy of our company. Currently, ITEX has three primary strengths - our 24,000 member business base, our proprietary payment processing and trading platform (“Trading Platform”) and our ability to manage our capital and the operations of our business efficiently and profitably.

We are building on what we do well; steadily enhancing our marketplace for small business owners to transact with each other without the use of precious cash. We support and encourage our staff to develop their skills to better serve our members and franchisees. For our franchise network we continually provide training and enhance the tools to grow their business. We encourage our franchisees to set aggressive goals and to strive for excellence. For our members, we seek to increase the value of participation, to extend exceptional service, and to provide a world-class Trading Platform.

We continually invest in enhancements to our trading software, our IT staff and in our technology infrastructure. We are vigilant in our management of the ITEX Marketplace, our cash flow, and in understanding external market and regulatory conditions that may impact our profitability. We take calculated risks to pursue new revenue initiatives without undermining our foundation. And, we are diligent to be well-versed both in what other leaders in technology have accomplished and in how they got there; so when it is appropriate we can pursue similar paths and strategies to grow our business-to-business Trading Community.

We manage the business with a defined set of priorities:

1.	Increase the value proposition to our members by making participation in the ITEX Marketplace cost effective, easy and profitable;

2.	Provide exceptional service to our franchisees and pay an equitable revenue share to help them succeed;

3.	Fairly compensate our employees with a secure, innovative work environment that provides opportunity for professional advancement;

4.	Sound use of capital;

5.	Increase stockholder value by improving operating performance, building net assets and long-term potential.

Market Valuation Challenges

For a company of our size, being a public company is disproportionately time consuming and expensive. Not only do we pay out several hundred thousand dollars each year for legal, audit, filing and support fees, we also devote hundreds of hours completing the work required for disclosure requirements. We continually seek to balance our desire to create value for stockholders with the need to use our resources wisely.

In response to stockholder requests for our company to be exposed to new investors and to consider strategic alternatives, for the first time in more than five years we expanded our visibility in the investment community by retaining an investor relations firm and an investment bank. We presented to numerous research analysts, portfolio managers and equity firms around the country to discuss the ITEX business model, our financial performance and expansion goals. These initiatives, costing approximately $250,000, have not yet generated positive results for stockholders or proven to be cost effective. Some of these costs will continue into the current fiscal year.

We are obviously disappointed in the recent decline in our stock price. Our financial condition has never been stronger; so the stock price decline does not reflect our true value as represented by the strength of our balance sheet, our revenue growth and healthy cash flow. Though we cannot control the market, we will continue to execute on our business strategy and remain optimistic that our share price will better reflect our potential as the financial markets improve.

Fiscal 2008 in Review

Overall, fiscal 2008 was a success, marking our fifth consecutive profitable year. Despite a difficult and complex economic environment in the U.S. and worldwide, we recorded increases in revenues, total assets and stockholder equity. We continued our investment in technology and increased our staff size to focus on revenue generating initiatives that we believe will bear fruit in the future. Simply stated, we are not saving our way to prosperity; rather, we continually invest in our future.

Fiscal Year 2008 Highlights

•	Marketplace revenue increased 13% in 2008 to $15,964,000 from $14,171,000 in 2007.

•	Net cash provided by operating activities increased 15% in 2008 to $2,374,000 from $2,057,000 in 2007.

•	Stockholders’ equity increased 8% in 2008 to $13,319,000 from $12,330,000 in 2007.

•	Total assets increased 13% in 2008 to $16,149,000 from $14,304,000 in 2007.

•	Acquired assets of two commercial trade exchange networks, expanding our presence in six U.S. regions.

Investments in the Future

Most of our investments in staffing and SG&A for strategic initiatives are expensed as incurred, so overhead and salaries have risen over the past year and should be viewed as ‘investments for growth” and “opportunity costs.” We have a strong foundation and are building in areas we believe will generate reasonable returns without significant risk. Below are some of the areas we expanded in fiscal 2008:

•
Hired a National Sales Manager at the beginning of the fiscal year to assist our franchisees in local registrations of businesses in our Trading Community. In fiscal 2008 we registered 3,374 new businesses verses 2,788 in fiscal 2007. I attribute part of the registration increase to efforts from this new position.

•
Created a National Business Development Department tasked with creating relationships with companies that have a national presence to assist our growth on the local level (see SYSCO iCare below for one impressive example).

•
Expanded our technology team by hiring a project manager and a software engineer. We believe our technology platform is an underutilized and undervalued asset. It is our goal to unlock its value by offering our platform to other companies, Software as a Service (“SaaS”), where a digital currency can enhance their business model. We continue to expense the costs of our web-based SaaS initiative.

•
ITEX Media Services was launched with our August 1, 2008 acquisition of a media trading platform, media and travel clients, and several million dollars worth of advertising credits. ITEX Media Services will introduce a variety of new opportunities to the ITEX Marketplace and provides an ‘in kind’ payment option for hospitality firms in funding their media campaigns. I am pleased to report that this month we paid off the promissory note for this acquisition from cash on hand; nine months early.

•
SYSCO iCare national partnership discussions began early in fiscal 2008 and we entered into an agreement in August of 2008. It is a significant achievement to partner with a company like SYSCO, a Fortune 100 company with $37 billion in annual sales and the #1 supplier of products and services to the food service and hospitality industries. The partnership will encourage SYSCO iCare operatives throughout the U.S. to recommend and endorse our Trading Community to their customer base (our focus is restaurants), in return for ITEX establishing a wider value proposition to SYSCO’s customers, and other incentives.

Moving Forward

Once again, I would like to personally thank our diligent employees and the franchise network (and their staff) whose dedication and drive is a vital component in our success; our members, to whom we strive to deliver value and service; and our valued stockholders for your continued support and interest.

With the current economic uncertainty, our Trading Community businesses can utilize our services not only to survive, but to prosper. There is a dynamic energy in our Trading Community that keeps commerce rolling.

Our operational cash flow is expected to allow us to continue investing in our technology, initiate new revenue-generating projects and to pursue strategic opportunities. We are pleased that we ended the fiscal year with more than $1 million in cash, no long-term debt and almost $2.4 million in operational cash flow. We also have access to a $1 million credit facility with US Bank.

Although we are feeling some pressure from stockholders with respect to our recent stock performance, we refuse to take a short-sighted approach to our stock price and have every intention to continue building ITEX into a premier company. We are committed to developing strong partnerships, such as SYSCO iCare, to expand the Trading Community and to continually invest in our online technology, our infrastructure, and our SaaS initiative.
We are committed to build on our successes and are taking the opposite approach to hunkering down for the current recession. This year we plan to be more aggressive in investing our cash flow and earnings, and utilizing ITEX Marketplace opportunities to build market share, grow our business and take advantage of the financial carnage surrounding us.

As a closing reflection, I believe that innovation allows businesses and individuals to escalate to higher levels by building on opportunities that arise in tough times. In our case, we have recently been approached by several opportunistic and progressive enterprises that are looking to expand their businesses by utilizing a digital currency. We are not certain where this will lead, but we are invigorated by the prospects. I truly believe exciting times are ahead!

Sincerely yours,

Steven White
Chairman and CEO

About ITEX

ITEX, The Membership Trading Community SM, is a thriving network of participating member businesses. Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA. For more information, please visit ITEX’s website at http://www.itex.com. We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

Budd Zuckerman
Genesis Select
303-415-0200
bzuckerman@genesisselect.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at http://www.sec.gov. All information set forth in this release is as of November 19, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit http://www.itex.com